UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 28, 2023
Semrush Holdings, Inc.
(Exact name of registrant as specified in its charter)f
Delaware
(State or Other Jurisdiction
of Incorporation)

001-40276	84-4053265
(Commission File Number)	(I.R.S. Employer Identification No.)
800 Boylston Street, Suite 2475 Boston, Massachusetts	02199
(Address of Principal Executive Offices)	(Zip Code)
(800) 851-9959
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities	registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	SEMR	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section
13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2023, the Board of Directors (the “Board”) of Semrush Holdings, Inc. (the “Company”) approved a board size increase from seven (7) to nine (9) members and appointed Anna Baird to one of the newly created seats as a Class I director, and Steven Aldrich to the other newly created seat as a Class II director, effective immediately. The term of the Company’s Class I directors, including Ms. Baird, expires at the annual meeting to be held in 2025, and the term of the Class II directors, including Mr. Aldrich, expires at the annual meeting of stockholders to be held in 2023, or in either case upon the election and qualification of successor directors. At the time of their appointments, it was not determined which Board committees Ms. Baird and Mr. Aldrich would sit on.

There are no arrangements or understandings between either Ms. Baird or Mr. Aldrich and any other person pursuant to which they were selected as a director, and neither has a family relationship with any director or executive officer of the Company. Neither Ms. Baird, nor Mr. Aldrich has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Each of Ms. Baird’s and Mr. Aldrich’s compensation will be consistent with that provided to all of the Company’s non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy, a copy of which policy is included as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. In addition, the Board approved entering into indemnification agreements with Ms. Baird and Mr. Aldrich in connection with their appointments to the Board, in substantially the same form as that entered into with the Company’s other directors.

On March 6, 2023, the Company also announced that Brian Mulroy has been appointed the Company’s Chief Financial Officer, effective April 10, 2023.

Mr. Mulroy most recently served as SVP Finance at Microsoft Corporation since March, 2022, and before that he served as SVP Finance at Nuance Communications, Inc. from November 2019 through February 2022 and VP FP&A and Corporate Finance at Nuance from March 2016 through October 2019.

In connection with his appointment, the Company and Mr. Mulroy entered into an offer letter pursuant to which Mr. Mulroy will receive an annual base salary of $400,000 and will be eligible to participate in the Company’s senior executive incentive bonus plan (the “Bonus Plan”) beginning in fiscal year 2023, prorated based on his start date. Mr. Mulroy’s target bonus under the Bonus Plan will be 100% of his base salary, subject to Company and individual performance. The offer letter also provides that Mr. Mulroy will receive the following equity awards granted under the Company’s 2021 Stock Option and Incentive Plan: (i) an initial equity award valued at $2,500,000, comprised of 50% restricted stock units (“RSUs”) and 50% stock options, that shall vest over four years, with an initial 25% vesting on the one-year anniversary of the grant date, subject to Mr. Mulroy’s continued employment with the Company on the applicable vesting dates; and (ii) a sign-on equity award valued at $1,600,000, comprised of 100% RSUs, that shall vest in full on the one year anniversary of Mr. Mulroy’s start date, subject to Mr. Mulroy’s continued employment with the Company on the applicable vesting dates. Each such equity grant shall fully vest if Mr. Mulroy is terminated in connection with a change of control of the Company. Mr. Mulroy will also enter into the Company's standard form of indemnification agreement for its officers.

There are no family relationships between Mr. Mulroy and any director or executive officer of the Company. In addition, Mr. Mulroy has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 6, 2023, the Company also announced that Evgeny Fetisov will step down as Chief Financial Officer as of April 10, 2023, and will remain with the Company in an advisory capacity to ensure a smooth transition of his duties to Mr. Mulroy. The Company expects to enter into a separation agreement with Mr. Fetisov in connection with his separation from the Company, pursuant to which he will receive six (6) months’ salary, and health and welfare benefits. We also expect to enter into an advisory services agreement with Mr. Fetisov pursuant to which he will continue vesting in his outstanding equity awards for a period of six months following his separation.

Item 7.01. Regulation FD Disclosures

On March 6, 2023, the Company issued a press release announcing that Ms. Baird and Mr. Aldrich have been appointed to the Board, and that Mr. Mulroy, will assume the role of Chief Financial Officer . A copy of the press release announcing these appointments and departure is furnished as Exhibit 99.1 and incorporated herein by reference. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the registrant on March 6, 2023, furnished herewith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMRUSH HOLDINGS, INC.

Date: March 6, 2023	By:	/s/ David Mason
David Mason
General Counsel and Secretary